Wiley Announces the Appointment of Mariana Garavaglia
to its Board of Directors

HOBOKEN, N.J. –June 30, 2020— John Wiley & Sons, Inc. (NYSE: JW-A and JW-B), a global leader in research and education, today announced that Peloton’s Chief People & Business Operations Officer and former Amazon executive Mariana Garavaglia has joined the Company’s Board of Directors.

Garavaglia is an accomplished business leader with extensive experience scaling global growth and building company culture at world-class, technology-driven brands. During her 11 years at Amazon, she held leadership positions across human resources, operations and general management. In 2019, Garavaglia joined Peloton as the company’s first-ever Chief People Officer and has since also taken on Business and Technology Operations.

“Mariana’s track record of innovation and passion for creating collaborative, high-performing cultures align closely with our strategy and vision,” said Brian Napack, CEO and President, Wiley. “She brings energy, experience and a disruptor’s mindset that will help Wiley continue to accelerate in peer-reviewed research, online education, and digital corporate learning.”

Prior to Peloton, Garavaglia served as Managing Director for Amazon Books and Amazon 4-star curated stores. As Director & Head of Stores and Operations of Amazon Physical Retail, she also launched the brand’s first brick-and-mortar concept store. Throughout her career, she had taken on various roles both in HR, Operations and General Management.

“Having started my career in education, I know how critical it is to help people develop the skills and knowledge they need to succeed, and the power Wiley has to transform learners to leaders who will create real impact in our world,” said Mariana Garavaglia. “I look forward to working with the Board and the management team as Wiley continues to drive innovation in research and education.”
Garavaglia, a first-generation American who comes from a big family, spent her childhood in Argentina.  The importance of education and life-long learning have always been core to Garavaglia.  Her parents and two brothers are educators, and she began her career as a bilingual teacher in an at-risk school near Dallas. She later earned an MBA from the Tuck School of Business at Dartmouth College and holds a BA in International and Area Studies from the University of Oklahoma.
Garavaglia will join other Directors including: Jesse Wiley, Chairman of the Board; Brian Napack, President and CEO of Wiley; Mari Baker, former CEO of PlayFirst; George Bell, Senior Partner, Archer Venture Capital; Beth Birnbaum, former COO of PlayFab; David Dobson, CEO of Epiq; Laurie Leshin, President of Worcester Polytechnic Institute; Raymond McDaniel Jr., CEO of Moody’s Corporation; William Pence, former CTO of AOL; and William Pesce, former President and CEO of Wiley.

“Wiley’s success over 200 years has and will be the result of purpose, adaptive innovation, impactful performance, and a strong values-based culture,” said Jesse Wiley, Chair of the Board. “Mariana’s people-first mindset and wealth of experience including at high growth companies will be invaluable to Wiley. I look forward to working with her to support our mission of improving the world through research and education.”

About Wiley
Wiley drives the world forward with research and education. Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.

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